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                                                                       EXHIBIT 5

                          NUTTER, McCLENNEN & FISH, LLP


                                ATTORNEYS AT LAW

                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2699

                TELEPHONE: 617-439-2000    FACSIMILE: 617-973-9748

CAPE COD OFFICE                                              DIRECT DIAL NUMBER
HYANNIS, MASSACHUSETTS                                             617-439-2304
                                                                 E-MAIL ADDRESS
                                                                 arh@nutter.com


                                              October 6, 2000


GenRad, Inc.
7 Technology Park Drive
Westford, MA 01886


Ladies and Gentlemen:

         We are furnishing this opinion to you pursuant to Item 8 of Form S-8 in support of the registration statement on Form S-8 (the "Registration Statement") which GenRad, Inc. (the "Company") is filing concurrently herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act"), with respect to 2,000,000 shares, of the Company's common stock, $1.00 par value per share (the "Common Stock"), issuable pursuant to the Company's 1997 Non-Qualified Employee Stock Option Plan, as amended to date (the "Plan") and an indeterminate number of shares of such Common Stock which may be issued or become issuable under the Plan by reason of stock dividends, stock splits or other recapitalizations executed hereafter.

         We have acted as counsel to GenRad in connection with the Registration Statement. We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on the Registration Statement and other inquiries of officers of GenRad.

         The opinion expressed below is limited to Massachusetts law and the federal law of the United States. Based upon the foregoing, we are of the opinion that:

         1. When issued and paid for in compliance with the terms of the Plan, the Organizational Documents and the Massachusetts Business Corporation Law, the 2,000,000 shares of Common Stock referred to above will be duly and validly issued, fully paid and non-assessable; and

         2. The additional shares of Common Stock which may become issuable under the Plan by reason of stock dividends, stock splits or other recapitalizations hereafter executed, if and when issued in accordance with the terms of the Plan and upon compliance with the applicable provisions of law and of the Company's Articles of Organization and By-laws in effect at that time, will be duly and validly issued, fully paid and non-assessable.


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         This opinion letter shall be interpreted in accordance with the Legal
Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

         We understand that this opinion letter is to be used in connection with the Registration Statement and hereby consent to the filing of this opinion letter with and as a part of the Registration Statement and of any amendments thereto. It is understood that this opinion letter is to be used in connection with the offer and sale of the aforesaid shares only while the Registration Statement, as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act, is effective under the Securities Act.


                                              Very truly yours

                                              /s/ Nutter, McClennen & Fish, LLP

                                              Nutter, McClennen & Fish, LLP